EXHIBIT (a)(1)(D)

OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF COMMON STOCK
OF
Option Care, Inc.
BY
Bison Acquisition Sub Inc.
a wholly owned subsidiary
OF
Walgreen Co.
AT
$19.50 NET PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, AT THE END OF MONDAY, AUGUST 13, 2007,
UNLESS THE OFFER IS EXTENDED.

July 17, 2007

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

We have been appointed by Bison Acquisition Sub Inc., a Delaware corporation (“Offeror”) and a wholly owned subsidiary of Walgreen Co., an Illinois corporation (“Walgreens”), to act as Information Agent in connection with Offeror’s Offer to Purchase for cash all the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Option Care, Inc., a Delaware corporation (“OCI”), at a purchase price of $19.50 per Share, net to the seller in cash, without interest (such amount per Share paid pursuant to the Offer, the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 17, 2007 (the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements to the Offer to Purchase or to the Letter of Transmittal, collectively constitute the “Offer”) enclosed herewith. Holders of Shares whose certificates for such Shares (the “Share Certificates”) are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary (as defined below) on or prior to the Expiration Date (as defined in the Offer to Purchase), or who cannot complete the procedure for book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

1. The Offer to Purchase, dated July 17, 2007.

2. The Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

3. The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if Share Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to Computershare

Trust Company, N.A. (the “Depositary”) on or prior to the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date.

4. OCI’s Solicitation/Recommendation Statement on Schedule 14D-9 filed with the U.S. Securities and Exchange Commission.

5. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

7. A return envelope addressed to Computershare Trust Company, N.A., as Depositary.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF MONDAY, AUGUST 13, 2007, UNLESS THE OFFER IS EXTENDED.

The Offer is conditioned upon, among other things, (1) there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of Shares that represents at least a majority of the total number of outstanding OCI shares on a fully diluted basis, (2) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (3) the receipt of all “Significant Required Governmental Approvals” (as defined in Section 14 — “Conditions of the Offer” of the Offer to Purchase). The Offer also is subject to the satisfaction or waiver of the other conditions set forth in the Offer to Purchase. See Section 14 — “Conditions of the Offer” of the Offer to Purchase.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of July 2, 2007, by and among Walgreens, Offeror and OCI (as it may be amended or supplemented from time to time, the “Merger Agreement”). The Merger Agreement provides, among other things, for the making of the Offer by Offeror, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the Delaware General Corporation Law, Offeror will be merged with and into OCI (the “Merger”). Following the effective time of the Merger, OCI will continue as the surviving corporation and become a wholly owned subsidiary of Walgreens and the separate corporate existence of Offeror will cease.

The OCI Board has unanimously (i) determined that the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair and in the best interests of OCI and its stockholders, (ii) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger and declared its advisability in accordance with the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), (iii) resolved to recommend that OCI stockholders tender their Shares into the Offer and if required by the DGCL, directed that the Merger Agreement be submitted to the OCI stockholders for their adoption and recommended that OCI stockholders adopt the Merger Agreement, and (iv) adopted a resolution rendering the limitations on business combinations contained in Section 203 of the DGCL inapplicable to the Offer, the Merger Agreement and the other transactions contemplated by the Merger Agreement and electing that the Offer and the Merger, to the extent within the power of the OCI board of directors and to the extent permitted by law, not be subject to any takeover laws that may purport to be applicable to the Merger Agreement or any of the transactions contemplated by the Merger Agreement.

In order to take advantage of the Offer, (1) a duly executed and properly completed Letter of Transmittal (or facsimile thereof) and any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and other required documents should be sent to the Depositary, and (2) either Share Certificates representing the tendered Shares should be delivered to the Depositary or such Shares should be tendered by book-entry transfer and a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares should be delivered to the Depositary, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

Holders of Shares whose Share Certificates are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary on or prior to the expiration date of the Offer, or who cannot complete the procedure for delivery by book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase.

Offeror will not pay any commissions or fees to any broker, dealer or other person (other than the Depositary and D. F. King & Co., Inc. (the “Information Agent”) (as described in the Offer to Purchase)) for soliciting tenders of Shares pursuant to the Offer. Offeror will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. Offeror will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to the Information Agent at its address and telephone numbers set forth on the back cover of the Offer to Purchase. Additional copies of the enclosed materials may be obtained from the Information Agent.

Very truly yours,

D. F. King & Co., Inc.

Nothing contained herein or in the enclosed documents shall make you or any other person the agent of Offeror, Walgreens, the Depositary or the Information Agent, or any affiliate of any of them, or authorize you or any other person to make any statement or use any document on behalf of any of them in connection with the offer other than the enclosed documents and the statements contained therein.

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